Exhibit 99.1

QUEST DIAGNOSTICS REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS;
UPDATES GUIDANCE FOR FULL-YEAR 2013

•	Adjusted diluted EPS from continuing operations of $1.02, vs. $1.15 in 2012

•	Reported diluted EPS from continuing operations of $2.66, vs. $0.98 in 2012

•	Revenues from continuing operations of $1.79 billion, 1.9% below prior year

•	Full year 2013 revenues now expected to be approximately 3.5% below prior year

•	Full year 2013 adjusted diluted EPS from continuing operations expected to be $3.85 to $3.95

MADISON, N.J., OCTOBER 17, 2013 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today its results for the third quarter ended September 30, 2013. The results being reported today are consistent with the preview provided by the company on October 10, 2013.

For the third quarter of 2013, adjusted income from continuing operations was $154 million, or $1.02 per diluted share, compared to $186 million, or $1.15 per diluted share, for 2012. Reported income from continuing operations was $403 million, or $2.66 per diluted share, compared to $159 million, or $0.98 per diluted share, in 2012. Reported income from continuing operations in the third quarter of 2013 was favorably impacted by the gain on sale of Ibrutinib royalty rights of approximately $300 million after tax, or $1.97 per share. In addition, reported income from continuing operations was negatively impacted by a loss on sale of the Enterix business of approximately $25 million after tax, or $0.17 per share, as well as by $24 million after tax, or $0.16 per diluted share, of restructuring and integration costs related to the company’s ongoing efforts to drive operational excellence and simplify the organization. In the third quarter of 2012, reported income from continuing operations was reduced by $0.17 per diluted share related to restructuring and integration costs.

Revenues from continuing operations were $1.79 billion for the third quarter, 1.9% below the prior year. Diagnostic information services revenues decreased 2.4%. Volume, measured by the number of requisitions, increased approximately 2% versus the prior year. Recent acquisitions added approximately 3% to volume and approximately 2% to revenue growth versus the prior year. Revenue per requisition was 4.3% below the prior year. The impact of our recent toxicology acquisition reduced revenue per requisition by about 1%. Revenue per requisition for the underlying business was lower by 3.3% due primarily to continued reimbursement pressure.

For the third quarter of 2013, adjusted operating income from continuing operations was $294 million, or 16.5% of revenues, compared to $349 million, or 19.1% of revenues, for 2012. For the third quarter of 2013, reported operating income from continuing operations was $690 million, or 38.6% of revenues, which includes the gain on sale of Ibrutinib royalty rights, compared to $305 million, or 16.7% of revenues, in 2012. Cash provided by operations during the third quarter of 2013 was $186 million, compared to $395 million in the third quarter of 2012, driven by increased tax payments and lower adjusted operating income in the third quarter, as well as cash received from an interest rate swap termination in the prior year period.

“We are disappointed with our third quarter performance, particularly after generating revenues early in the period that were in line with our expectations,” said Steve Rusckowski, President and CEO. “Healthcare utilization and reimbursement continue to be a headwind for our industry, and our results reflect that. As we have said previously, 2013 is a building year that will position us well for 2014 and beyond. We remain focused on executing our five-point strategy.”

Mr. Rusckowski continued: “Our portfolio review process is providing financial flexibility to drive shareholder value. During the quarter, we monetized the Ibrutinib royalty rights and the Enterix products business, bringing our gross proceeds for the first nine months to approximately $800 million. During the quarter, we increased our share repurchase authorization by $1 billion and executed our second accelerated share repurchase agreement, bringing our year-to-date repurchases to nearly $1 billion. In October, we completed our fourth acquisition of 2013, in line with our goal of contributing 1-2% revenue growth per year through strategically aligned, accretive acquisitions.”

Year-to-Date Performance

Revenues from continuing operations were $5.4 billion for the first nine months of 2013, 3.9% below the prior year. Adjusted income from continuing operations was $461 million, or $2.97 per diluted share, compared to $539 million, or $3.35 per diluted share, in 2012. On a reported basis, income from continuing operations was $671 million, or $4.32 per diluted share, including the gain on sale of the Ibrutinib royalty rights, compared to $490 million, or $3.04 per diluted share, in 2012.

Adjusted operating income from continuing operations for the first nine months of 2013 was $873 million, or 16.2% of revenues, compared to $1.0 billion, or 18.1% of revenues, for 2012. On a reported basis, operating income from continuing operations was $1.2 billion, or 22.4 % of revenues, compared to $936 million, or 16.7% of revenues, in 2012. Cash provided by operations was $442 million, compared to $807 million in 2012, driven by lower adjusted operating income and the timing of tax payments in 2013 as well as cash received from the interest rate swap termination in the prior year.

Outlook for Full-Year 2013 Updated

For 2013, the company estimates results from continuing operations, before special items, as follows:

•	Revenues now expected to approximate 3.5% below the prior year, compared to previous guidance of 1% to 2% below the prior year level;

•	Earnings per diluted share now expected to be between $3.85 to $3.95, compared to previous guidance of between $4.35 and $4.50;

•	Cash provided by operations to approximate $850 million, compared to previous guidance that it would approach $1 billion; and

•	Capital expenditures to approximate $250 million, unchanged

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted” refers to the operating performance measures that exclude the gain on sale of Ibrutinib royalty rights, restructuring and integration charges, the loss on sale of the Enterix business and CEO succession costs. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 888-566-0076 for domestic callers or 402-998-1224 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on October 17 until midnight Eastern Time on November 16, 2013.

Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics
Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.
The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company's 2012 Annual Report on Form 10-K and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” and “Risk Factors” in the company's Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company's 2013 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

###

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2013 and 2012
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenues	$1,787.1	$1,821.8	$5,389.5	$5,608.8

Operating costs and expenses:
Cost of services	1,088.5	1,081.0	3,274.0	3,292.1
Selling, general and administrative	423.0	416.9	1,289.4	1,324.2
Amortization of intangible assets	20.2	18.6	59.2	56.2
Gain on sale of royalty rights	(474.1)	—	(474.1)	—
Other operating expense, net	40.0	0.7	35.8	0.5
Total operating costs and expenses	1,097.6	1,517.2	4,184.3	4,673.0

Operating income	689.5	304.6	1,205.2	935.8

Other income (expense):
Interest expense, net	(40.0)	(40.7)	(119.8)	(124.6)
Equity earnings in unconsolidated joint ventures	4.9	4.6	18.3	19.6
Other income, net	3.0	2.6	6.6	6.0
Total non-operating expenses, net	(32.1)	(33.5)	(94.9)	(99.0)

Income from continuing operations before taxes	657.4	271.1	1,110.3	836.8
Income tax expense	245.9	104.0	413.7	320.3
Income from continuing operations	411.5	167.1	696.6	516.5
Income from discontinued operations, net of taxes	2.4	4.5	35.5	10.0
Net income	413.9	171.6	732.1	526.5
Less: Net income attributable to noncontrolling interests	8.8	8.5	25.7	26.6
Net income attributable to Quest Diagnostics	$405.1	$163.1	$706.4	$499.9

Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$402.7	$158.6	$670.9	$489.9
Income from discontinued operations, net of taxes	2.4	4.5	35.5	10.0
Net income	$405.1	$163.1	$706.4	$499.9

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$2.68	$0.99	$4.36	$3.07
Income from discontinued operations	0.02	0.03	0.23	0.07
Net income	$2.70	$1.02	$4.59	$3.14

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$2.66	$0.98	$4.32	$3.04
Income from discontinued operations	0.02	0.03	0.23	0.07
Net income	$2.68	$1.01	$4.55	$3.11

Weighted average common shares outstanding:
Basic	149.6	158.8	153.5	158.5
Diluted	150.9	160.7	154.8	160.1

Operating income as a percentage of net revenues	38.6%	16.7%	22.4%	16.7%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
September 30, 2013 and December 31, 2012
(in millions, except per share data)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$158.3	$295.6
Accounts receivable, net	920.8	867.0
Inventories	85.2	93.1
Deferred income taxes	152.8	174.2
Prepaid expenses and other current assets	108.5	91.0
Current assets held for sale	—	40.2
Total current assets	1,425.6	1,561.1
Property, plant and equipment, net	749.4	755.8
Goodwill	5,628.8	5,535.8
Intangible assets, net	903.9	872.2
Other assets	219.8	204.6
Non-current assets held for sale	—	354.4
Total assets	$8,927.5	$9,283.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$994.3	$1,016.2
Short-term borrowings and current portion of long-term debt	244.7	9.4
Current liabilities held for sale	—	22.0
Total current liabilities	1,239.0	1,047.6
Long-term debt	3,122.2	3,354.2
Other liabilities	694.7	635.5
Non-current liabilities held for sale	—	60.8
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both September 30, 2013 and December 31, 2012; 215.4 shares and 215.1 shares issued at September 30, 2013 and December 31, 2012, respectively	2.2	2.2
Additional paid-in capital	2,306.4	2,370.7
Retained earnings	5,259.7	4,690.4
Accumulated other comprehensive (loss) income	(8.0)	14.3
Treasury stock, at cost; 70.0 shares and 56.7 shares at September 30, 2013 and December 31, 2012, respectively	(3,717.6)	(2,914.5)
Total Quest Diagnostics stockholders' equity	3,842.7	4,163.1
Noncontrolling interests	28.9	22.7
Total stockholders' equity	3,871.6	4,185.8
Total liabilities and stockholders' equity	$8,927.5	$9,283.9

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2013 and 2012
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$732.1	$526.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	211.0	215.3
Provision for doubtful accounts	204.1	208.4
Deferred income tax (benefit) provision	(3.1)	0.1
Stock-based compensation expense	24.1	43.1
Excess tax benefits from stock-based compensation arrangements	(3.6)	(3.8)
Gain on sale of royalty rights	(474.1)	—
Loss on sale of businesses, net	17.4	—
Other, net	(0.7)	(5.3)
Changes in operating assets and liabilities:
Accounts receivable	(252.4)	(231.4)
Accounts payable and accrued expenses	(76.8)	(56.1)
Income taxes payable	77.0	32.3
Termination of interest rate swap agreements	—	71.8
Other assets and liabilities, net	(13.3)	5.9
Net cash provided by operating activities	441.7	806.8

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(179.9)	(50.6)
Proceeds from sale of businesses	296.3	—
Proceeds from sale of royalty rights	474.3	—
Capital expenditures	(155.5)	(122.3)
Increase in investments and other assets	(1.6)	(2.1)
Net cash provided by (used in) investing activities	433.6	(175.0)

Cash flows from financing activities:
Proceeds from borrowings	789.6	715.0
Repayments of debt	(757.2)	(1,222.0)
Purchases of treasury stock	(994.1)	(150.0)
Exercise of stock options	98.1	143.9
Excess tax benefits from stock-based compensation arrangements	3.6	3.8
Dividends paid	(141.0)	(81.0)
Distributions to noncontrolling interests	(21.4)	(24.1)
Other financing activities, net	(7.4)	9.5
Net cash used in financing activities	(1,029.8)	(604.9)

Net change in cash and cash equivalents	(154.5)	26.9

Add: Decrease in cash and cash equivalents included in assets held for sale	17.2	—

Cash and cash equivalents, beginning of period	295.6	164.9

Cash and cash equivalents, end of period	$158.3	$191.8

Cash paid during the period for:
Interest	$135.7	$129.4
Income taxes	$332.2	$292.1

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$402.7	$158.6	$670.9	$489.9
Income from discontinued operations, net of taxes	2.4	4.5	35.5	10.0
Net income available to common stockholders	$405.1	$163.1	$706.4	$499.9

Income from continuing operations	$402.7	$158.6	$670.9	$489.9
Less: Earnings allocated to participating securities	1.5	0.6	2.4	2.0
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$401.2	$158.0	$668.5	$487.9

Weighted average common shares outstanding - basic	149.6	158.8	153.5	158.5
Effect of dilutive securities:
Stock options and performance share units	1.3	1.9	1.3	1.6
Weighted average common shares outstanding - diluted	150.9	160.7	154.8	160.1

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$2.68	$0.99	$4.36	$3.07
Income from discontinued operations	0.02	0.03	0.23	0.07
Net income	$2.70	$1.02	$4.59	$3.14

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$2.66	$0.98	$4.32	$3.04
Income from discontinued operations	0.02	0.03	0.23	0.07
Net income	$2.68	$1.01	$4.55	$3.11

Earnings per common share are computed independently for each quarterly period. Therefore, the sum of quarterly earnings per common share will not equal earnings per common share for the nine months ended September 30, 2013.

2)
Adjusted amounts for operating income, operating income as a percentage of net revenues, income from continuing operations attributable to Quest Diagnostics' stockholders, and diluted earnings per common share represent the Company's results before the impact of the gain on sale of Ibrutinib royalty rights, restructuring and integration charges, loss on sale of the Enterix business and first and second quarter 2012 costs associated with the succession of our prior CEO. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three Months Ended September 30, 2013
	(dollars in millions, except per share data)
		Gain on Sale of Ibrutinib Royalty Rights	Restructuring and Integration Charges	Loss on Sale of Enterix
	As Reported	(a)	(b)		As Adjusted
Operating income	$689.5	$(474.1)	$39.3	$39.6	$294.3
Operating income as a % of net revenues	38.6%	(26.5)%	2.2%	2.2%	16.5%
Income from continuing operations attributable to Quest Diagnostics' stockholders (c)	$402.7	$(298.5)	$24.3	$25.4	$153.9
Diluted earnings per common share	2.66	(1.97)	0.16	0.17	1.02

(a)	Represents the gain, net of transaction costs, associated with the sale of the Company's Ibrutinib royalty rights.

(b)	Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(c)
For the gain on sale of Ibrutinib royalty rights, income tax expense was calculated using a combined federal and state rate of 37.1%. For the restructuring and integration charges and loss on sale of Enterix, income tax benefits were calculated using combined federal and state rates of 38.4% and 35.9%, respectively.

	Nine Months Ended September 30, 2013
	(dollars in millions, except per share data)
		Gain on Sale of Ibrutinib Royalty Rights	Restructuring and Integration Charges	Loss on Sale of Enterix
	As Reported	(d)	(e)		As Adjusted
Operating income	$1,205.2	$(474.1)	$102.6	$39.6	$873.3
Operating income as a % of net revenues	22.4%	(8.8)%	1.9%	0.7%	16.2%
Income from continuing operations attributable to Quest Diagnostics' stockholders (f)	$670.9	$(298.5)	$63.2	$25.4	$461.0
Diluted earnings per common share	4.32	(1.92)	0.41	0.16	2.97

(d)	Represents the gain, net of transaction costs, associated with the sale of the Company's Ibrutinib royalty rights.

(e)	Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(f)
For the gain on sale of Ibrutinib royalty rights, income tax expense was calculated using a combined federal and state rate of 37.1%. For the restructuring and integration charges and loss on sale of Enterix, income tax benefits were calculated using combined federal and state rates of 38.4% and 35.9%, respectively.

	Three Months Ended September 30, 2012
	(dollars in millions, except per share data)
		Restructuring and Integration Charges
	As Reported	(g)	As Adjusted
Operating income	$304.6	$44.2	$348.8
Operating income as a % of net revenues	16.7%	2.4%	19.1%
Income from continuing operations attributable to Quest Diagnostics' stockholders (h)	$158.6	$27.1	$185.7
Diluted earnings per common share	0.98	0.17	1.15

(g)	Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(h)	For the restructuring and integration charges, income tax benefits were calculated using a combined federal and state rate of 38.7%.

	Nine Months Ended September 30, 2012
	(dollars in millions, except per share data)
		Restructuring and Integration Charges	CEO Succession Costs
	As Reported	(i)	(j)	As Adjusted
Operating income	$935.8	$69.6	$10.1	$1,015.5
Operating income as a % of net revenues	16.7%	1.2%	0.2%	18.1%
Income from continuing operations attributable to Quest Diagnostics' stockholders (k)	$489.9	$42.7	$6.1	$538.7
Diluted earnings per common share	3.04	0.27	0.04	3.35

(i)	Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(j)	Principally represents accrued severance and accelerated vesting of equity awards in connection with the succession of our prior CEO.

(k)	For the restructuring and integration charges and CEO succession costs, income tax benefits were calculated using a combined federal and state rate of 38.7%.

3)
The following tables summarize the impact to the year over year comparisons for the restructuring and integration charges and CEO succession costs on certain reported results for the three and nine months ended September 30, 2013 and 2012 (in millions, except per share data):

Three months ended September 30, 2013 and 2012
(dollars in millions, except per share data)
	Restructuring and Integration Charges
	2013	2012	Better (Worse)
Cost of services	$11.0	$20.1	$9.1
Selling, general and administrative	28.3	24.1	(4.2)
Operating income	39.3	44.2	4.9
Income from continuing operations attributable to Quest Diagnostics' stockholders	24.3	27.1	2.8
Diluted earnings per common share	0.16	0.17	0.01

Nine months ended September 30, 2013 and 2012
(dollars in millions, except per share data)
	Restructuring and Integration Charges			CEO Succession Costs
	2013	2012	Better (Worse)	2013	2012	Better (Worse)
Cost of services	$38.4	$28.7	$(9.7)	$—	$—	$—
Selling, general and administrative	64.2	40.9	(23.3)	—	10.1	10.1
Operating income	102.6	69.6	(33.0)	—	10.1	10.1
Income from continuing operations attributable to Quest Diagnostics' stockholders	63.2	42.7	(20.5)	—	6.1	6.1
Diluted earnings per common share	0.41	0.27	(0.14)	—	0.04	0.04

4)
For both the three and nine months ended September 30, 2013, gain on sale of royalty rights represents the sale of the Company's Ibrutinib royalty rights for $474.1 million, net of transaction costs. For the three and nine months ended September 30, 2013, income tax expense includes $175.6 million associated with the gain on sale of royalty rights.

5)
Other operating expense, net includes miscellaneous income and expense items related to operating activities. For the three and nine months ended September 30, 2013, other operating expense, net includes the pre-tax loss on sale of Enterix of $39.6 million. In addition, other operating expense, net, for the nine months ended September 30, 2013, includes a gain of $5.7 million resulting from consideration associated with certain non-compete agreements.

6)
Other income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the nine months ended September 30, 2013 and 2012, other income, net includes gains of $6.5 million and $6.0 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans.

7)
On April 19, 2013, the Company entered into an accelerated share repurchase ("ASR") agreement with a financial institution to repurchase $450 million of the Company’s common stock as part of the Company’s Common Stock repurchase program. The ASR was structured as a combination of two transactions: (1) a treasury stock repurchase and (2) a forward contract which permits the Company to purchase shares immediately with the final purchase price of those shares determined by the volume weighted average price of the Company's common stock during the purchase period, less a fixed discount. Under the ASR agreement, the Company paid $450 million to the financial institution and received 7.6 million shares of common stock, resulting in a final price per share of $59.46. The Company initially received 7.2 million shares of its common stock during the second quarter of 2013 and an additional 0.4 million shares upon completion of the ASR agreement during the third quarter of 2013. As of June 30, 2013, the Company recorded this transaction as an increase in treasury stock of $405 million, and recorded the remaining $45 million as a decrease to additional paid-in capital on our Consolidated Balance Sheets. Upon completion of the ASR agreement in the third quarter of 2013, the Company reclassified the $45 million to treasury stock from additional paid-in capital on our Consolidated Balance Sheets.

On September 4, 2013, the Company entered into an ASR agreement with a financial institution to repurchase $350 million of the Company’s common stock as part of the Company’s Common Stock repurchase program. The ASR is structured as a combination of two transactions: (1) a treasury stock repurchase and (2) a forward contract which permits the Company to purchase shares immediately with the final purchase price of those shares determined by the volume weighted average price of the Company's common stock during the purchase period, less a fixed discount. For the three and nine months ended September 30, 2013, the Company repurchased 4.7 million shares of its common stock under the ASR at an initial price of $59.93 per share for a total of $280 million, which represents approximately 80 percent of the total shares expected to be repurchased under the ASR. The forward contract will settle the remaining shares upon the completion of the ASR in the fourth quarter of 2013. The Company recorded this transaction as an increase to treasury stock of $280 million, and recorded the remaining $70 million as a decrease to additional paid-in capital in the Company's Consolidated Balance Sheets at September 30, 2013. The $70 million recorded in additional paid-in capital will be reclassified to treasury stock upon completion of the ASR.

In addition to the ASRs previously discussed, the Company repurchased shares of its common stock on the open market. For the three months ended September 30, 2013, the Company repurchased 2.2 million shares of its common stock at an average price of $59.06 per share for $132 million. For the nine months ended September 30, 2013, the Company repurchased 3.3 million shares of its common stock at an average price of $58.66 per share for $194 million.

At September 30, 2013, $871 million remained available under the Company’s share repurchase authorizations.

8)
On April 9, 2013, the Company completed the sale of its HemoCue diagnostic products business. As a result, income from discontinued operations, net of taxes, for the nine months ended September 30, 2013, includes a gain of $13.5 million associated with the sale of HemoCue. In addition, income from discontinued operations, net of taxes, for the nine months ended September 30, 2013, includes discrete tax benefits of $19.8 million associated with favorable resolution of certain tax contingencies related to our NID business, which was wound down in 2006.

9)
The outlook for adjusted diluted earnings per common share represents management’s estimates for the full year 2013 before the impact of the gain on sale of Ibrutinib royalty rights, restructuring and integration charges and loss on sale of the Enterix business. The outlook for adjusted cash provided by operations represents management’s estimate for the full year 2013 before the impact of the estimated income tax payment, expected in the fourth quarter of 2013, associated with the sale of Ibrutinib royalty rights. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the Company’s ongoing operating performance and are on a basis consistent with previous estimates of diluted earnings per common share and cash provided by operations. Adjusted diluted earnings per common share and adjusted cash provided by operations are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2013 diluted earnings per common share outlook, on an adjusted basis, to the corresponding amounts determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the impact of the gain on sale of Ibrutinib royalty rights, restructuring and integration charges and loss on sale of Enterix.

	Outlook for 2013 Before Special Items
		Gain on Sale of Ibrutinib Royalty Rights	Restructuring and Integration Charges	Loss on Sale of Enterix
	As Reported	(a)	(b)	(c)	As Adjusted
Diluted earnings per common share	$5.20 - $5.30	($1.92)	$0.41	$0.16	$3.85 - $3.95

(a)	Represents pre-tax gain, net of transaction costs, of $474.1 million associated with the sale of the Company's Ibrutinib royalty rights.

(b)	Represents pre-tax costs of $102.6 million primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(c)	Represents pre-tax loss of $39.6 million associated with the sale of Enterix.

The following table reconciles our 2013 cash provided by operations outlook, on an adjusted basis, to the corresponding amounts determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the impact of the estimated income tax payment, expected in the fourth quarter of 2013, associated with the sale of Ibrutinib royalty rights.

	Outlook for 2013 Before Special Items
	(dollars in millions)
		Income Tax Payment Associated with the Sale of Ibrutinib Royalty Rights
	As Reported	(d)	As Adjusted
Cash provided by operations	$674	$176	$850

(d)	Represents the estimated income tax payment, expected in the fourth quarter of 2013, associated with the sale of Ibrutinib royalty rights.